Exhibit 10.2

EMMIS OPERATING COMPANY

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS EMMIS OPERATING COMPANY CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into, effective March 8, 2012 (the “Effective Date”), by and between EMMIS OPERATING COMPANY, an Indiana corporation (the “Company”), and Richard F. Cummings (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is an officer and employee of the Company and also an officer of the Company’s sole shareholder, Emmis Communications Corporation (“Parent”) and that the Company derives a material benefit from compensation to executives that is provided by Parent; and

WHEREAS, as a material inducement to Executive’s continued employment with the Company, Parent and Executive entered into a certain Emmis Communications Corporation Change in Control Severance Agreement effective January 1, 2008 (the “Parent CIC Agreement”); and

WHEREAS, on August 19, 2009, the Company’s Amended and Restated Revolving Credit and Term Loan Agreement, to which both the Company and Parent are parties (the “Credit Agreement”), was amended to prohibit Parent from paying compensation to officers or employees of Parent or the Company, and such amendment may have prohibited Parent from performing certain of its obligations under the Parent CIC Agreement; and

WHEREAS, the Company considers the establishment and maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Company; and

WHEREAS, the Company recognizes that, as is the case with many operating subsidiaries of publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a “Change in Control” (as defined in Section 1) and that it is in the best interests of the Company to eliminate the unnecessary level of uncertainty due to the potential inability of Parent to perform its obligations under Parent CIC Agreement; and

WHEREAS, Executive and Parent have informed the Company that the Parent CIC Agreement will be terminated upon execution of this Agreement in order to ensure Executive does not receive unintended, duplicative benefits in connection with the occurrence of a Change in Control.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to a specified person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

(b) “Base Salary” means Executive’s gross base salary, regardless of whether payable directly by the Company in cash or the stock compensation program or a similar program.

(c) “Board” means the Board of Directors of Parent. The board of directors of the Company agree to cause the Company to implement any and all directions of the Board hereunder.

(d) “Bonus Amount” means the greater of (i) the highest annual incentive bonus earned by Executive from the Company (and/or its Affiliates) during the last three (3) completed fiscal years of the Company immediately preceding Executive’s Date of Termination (annualized in the event Executive was not employed by the Company (or its Affiliates) for the whole of any such fiscal year), or (ii) if the Date of Termination occurs before Executive has been employed for a full fiscal year and before the date on which the Company generally pays bonuses to its executives for the fiscal year in which Executive’s employment commenced, 25% of Executive’s Base Salary for the fiscal year of the Company which includes the Executive’s Date of Termination.

(e) “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of Termination without Cause by the Company or delivering a notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided that Executive has not cured such failure or commenced such performance within 30 days after such demand is given to Executive, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its Affiliates. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of the Company’s chief executive officer or another senior officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(f) “Change in Control” means any of the following: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Affiliate or any employee benefit plan (or any related trust) of Parent or an Affiliate, and other than Jeffrey H. Smulyan or an Affiliate of Mr. Smulyan) (a “Person”) becomes after the date hereof the beneficial owner of 35% or more of either the then outstanding Stock or the combined voting power of the then outstanding voting securities of Parent entitled to vote in the election of directors, except that no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote in the election of directors are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Stock and voting securities of Parent immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the outstanding Stock and the combined voting power of the then outstanding voting securities of Parent entitled to vote in the election of directors; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by Parent’s shareholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent (as such terms are used in Rule 14a-11 under the Exchange Act); (iii) the consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of Parent immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or (B) the sale or other disposition (or series of sales and/or other dispositions over time resulting in a sale and/or other disposition) of all or substantially all of the assets of the Company or Parent to any Person or Persons as part of the Company’s or Parent’s plan to sell or otherwise dispose of all or substantially all of such assets; (iv) the approval by the shareholders of the Company or Parent of a liquidation or dissolution of the Company or Parent; (v) Parent ceasing to own at least a majority of the common stock of the Company; or (vi) such other event(s) or circumstance(s) as are determined by the Board to constitute a Change in Control. Notwithstanding the foregoing provisions of this definition, a Change in Control shall be deemed not to have occurred with respect to Executive, if he is, by written agreement executed prior to such Change in Control, a participant on his own behalf in a transaction in which the persons with whom he has the written agreement (and/or their Affiliates) Acquire Parent (as defined below) and, pursuant to the written agreement, Executive has (or has the right to acquire) an equity interest in the resulting entity.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 35% of the then outstanding Stock as a result of the acquisition of the Stock by Parent which reduces the number of shares of Stock outstanding; provided, that if after such acquisition by Parent such person becomes the beneficial owner of additional Stock that increases the percentage of outstanding Stock beneficially owned by such person, a Change in Control shall then occur.

For the purposes of this definition, “Acquire Parent” means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the Stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of Parent or its successors; “person” means such term as used in Rule 13d-5 of the SEC under the Exchange Act; “beneficial owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act; and “group” means such term as defined in Section 13(d) of the Exchange Act.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code shall include references to successor provisions.

(h) “Date of Termination” means the effective date of the Termination of Executive’s Employment.

(i) “Disability” means Termination of Executive’s Employment by the Company (A) on account of Executive’s disability or incapacity in accordance with Executive’s written employment agreement with the Company, if such agreement contains provisions relating to Termination of Employment for disability or incapacity, or (B) except as provided in clause (A), on account of Executive’s disability or incapacity in accordance with the Company’s policies applicable to salaried employees without a written employment agreement, as in effect immediately before the Change in Control.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act shall include references to successor provisions.

(k) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i) a material diminution in Executive’s authority, duties, or responsibilities; provided, however, Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of Parent no longer being a publicly traded entity that does not involve another event described in this Subsection (l);

(ii) a material breach by the Company or an Affiliate of the Company of this Agreement or an employment agreement to which the Executive and the Company or an Affiliate of the Company are parties;

(iii) a material reduction by the Company in Executive’s rate of annual Base Salary, as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter (with a reduction or series of reductions exceeding 5% of Base Salary being deemed material);

(iv) any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is based at the time of the Change in Control, if such relocation increases Executive’s commute by more than twenty (20) miles, or (B) travel on Company business to an extent materially greater than the travel obligations of Executive immediately prior to such Change in Control;

(v) the failure of the Company to obtain the assumption and, if applicable, guarantee, agreement from any successor (and parent corporation) as contemplated in Section 9(b).

Notwithstanding the preceding, an event described above shall not be considered an event of Good Reason, unless the Executive provides notice to the Company of the existence of such event of Good Reason within ninety (90) days after its first occurrence and the Company fails to cure such event within thirty (30) days after receiving Executive’s notice. Executive’s right to Terminate Employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness, and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must Terminate Employment within ninety (90) days following the end of the thirty (30) day cure period specified above, or such event shall not constitute a termination for Good Reason under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Termination of Employment by Executive for any reason during the thirty (30)-day period beginning one (1) year after the date of a Change in Control shall constitute a Termination of Employment for Good Reason.

(l) “Qualifying Termination” means a Termination of Executive’s Employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability, or Retirement shall not be treated as a Qualifying Termination.

(m) “Retirement” means Executive’s Termination of Employment by reason of retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent; provided, however, that under no circumstances shall a resignation with Good Reason be deemed a Retirement.

(n) “SEC” means the Securities and Exchange Commission.

(o) “Stock” means the Class A Common Stock and the Class B Common Stock of Parent, par value $.01 per share.

(p) “Termination of Employment”, “Terminates Employment”, or any variation thereof means Executive’s separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

(q) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s Employment is Terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a Person who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, or was otherwise made in connection with a Change in Control; and (iii) a Change in Control involving such third party or an Affiliate of such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such Termination of Employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section l(h).

2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Moreover, if Executive is party to a written employment agreement with the Company at the time of a Change in Control, and such agreement would otherwise expire during the Termination Period, the term of such agreement shall automatically be extended to the end of the Termination Period or, if earlier, Executive’s Retirement. Notwithstanding anything in this Section to the contrary, except as provided in the second sentence of Section 1(r), this Agreement shall terminate if Executive or the Company Terminates Executive’s Employment prior to a Change in Control.

4. Payments Upon Termination of Employment.

(a) Qualifying Termination—Severance. If during the Termination Period, the Employment of Executive shall Terminate pursuant to a Qualifying Termination, the Company shall provide to Executive:

(i) within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive’s Base Salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) an amount equal to (I) sixty (60%) of Executive’s Base Salary at the rate in effect on the Change in Control (or, if higher, the rate in effect on Termination of Employment), multiplied by (II) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and (C) any accrued vacation pay, in each case to the extent not theretofore paid; plus

(ii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (i) three (3) times Executive’s highest annual rate of Base Salary during the 36-month period immediately prior to Executive’s Date of Termination plus (ii) three (3) times Executive’s Bonus Amount.

(b) Qualifying Termination—Benefits. If during the Termination Period, the Employment of Executive shall Terminate pursuant to a Qualifying Termination, the Company shall:

(i) for a period of three (3) years following Executive’s Date of Termination, continue to provide Executive (and Executive’s dependents, if applicable) with the same level of accident and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted;

(ii) for the period beginning on Executive’s Date of Termination and continuing for up to 18 months thereafter, reimburse Executive for COBRA premiums paid by Executive for continuation coverage for Executive (and Executive’s dependents, if applicable) under the Company’s medical and dental benefits plan, with such reimbursement being taxable to Executive (any reimbursement required by this paragraph (ii) may be accomplished by the Company’s direct payment of such premium, with such payment taxable to Executive, or by Company reimbursing Executive for such premium within thirty (30) days after Executive’ s payment thereof);

(iii) for the period beginning 19 months after Executive’s Date of Termination and ending 36 months after Executive’s Date of Termination, reimburse Executive for the cost of purchasing coverage substantially similar to that purchased under the Company’s medical and dental benefits plan pursuant to paragraph (ii) above (with no additional pre-existing condition exclusion), with such reimbursement being taxable to Executive (any reimbursement required by this paragraph (iii) may be accomplished by the Company’s direct payment of such premium, with such payment taxable to Executive, or by Company reimbursing Executive for such premium within thirty (30) days after Executive’ s payment thereof);

Notwithstanding the foregoing, (A) in the event Executive (or, if applicable, Executive’s dependent) becomes ineligible for COBRA continuation coverage during the first 18 months following Executive’s Date of Termination, such person shall not be eligible for further coverage under paragraph (ii) or (iii), and (B) subject to the limitations in clause (A), in the event Executive becomes employed by another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described in paragraphs (i) through (iii) shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder;

(iv) for two years following the Executive’s Date of Termination (or such shorter period ending upon the subsequent employment of Executive at a level of service commensurate with Executive’s positions with the Company on the Date of Termination), provide outplacement services for Executive from a provider selected by the Company and at the Company’s expense;

(v) make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing, or to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company.

(c) Nonqualifying Termination. If during the Termination Period the Employment of Executive shall Terminate other than by reason of a Qualifying Termination, the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of Executive’s Base Salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing, and the Company shall provide Executive with those payments and benefits to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company or any employment agreement with the Company or an Affiliate of the Company.

(d) Stock Rights. In the event of a Change in Control, all restricted Stock and all options, stock appreciation rights, and/or other stock rights held by Executive with respect to Stock that are exempt from Section 409A (“Stock Rights”) which are not fully vested (and exercisable, if applicable) shall become fully vested and exercisable as of a time established by the Board, which shall be no later than a time preceding the Change in Control which allows Executive to exercise the Stock Rights and cause the stock acquired thereby to participate in the Change in Control transaction. If the Change in Control transaction is structured so that stock participating therein at one time is or may be treated differently from stock participating therein at a different time (e.g., a tender offer followed by a squeeze-out merger), the Board shall interpret this Subsection (d) to provide for the required vesting acceleration in a manner designed to allow Executive to exercise the Stock Rights and cause the stock acquired thereby to participate in the earliest portion of the Change in Control transaction. If the consummation of a Change in Control transaction is uncertain (e.g., a tender offer in which the tender of a minimum number of shares is a condition to closing, or a voted merger or proxy contest in which a minimum number of votes is a condition to closing), the Board shall apply this Subsection (d) by using its best efforts to determine if and when the Change in Control transaction is likely to close, and proceeding accordingly. To the extent necessary to implement this Subsection d), each agreement reflecting a Stock Right, and each plan, if any, pursuant to which a Stock Right is issued, if any, shall be deemed amended.

(e) Delay in Payments to Specified Employees. Notwithstanding any other provision of this Agreement, if Executive is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i), distributions pursuant to this Section shall be delayed to the earliest day on which such payments are permitted by Code Section 409A(a)(2)(B)(i) and the regulations thereunder.

5. Certain Additional Payments by the Company.

(a) If it is determined (as hereafter provided) that any payment or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then (i) if reduction of the amount payable pursuant to paragraph 4(a)(ii) by no more than ten percent (10%) would result in no Excise Tax being imposed, the amount in paragraph 4(a)(ii) shall be reduced to the minimum extent necessary to result in no Excise Tax being imposed, and (ii) if clause (i) does not apply, Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 5(f) hereof, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by Executive in his sole discretion. Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Subject to the provisions of this Section 5, any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that an Underpayment is made and the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company, Parent or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

(d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 5(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 5.

(h) To the extent that earlier payment is not required by the preceding provisions of this Section, the Company shall pay amounts required to be paid pursuant to this Section not later than the end of the calendar year next following the calendar year in which Executive remits the related taxes.

6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. In the case of the withholding of an Excise Tax, such withholding shall be consistent with any determination made under Section 5.

7. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company and/or Parent to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof); provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court or an arbitration panel issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth that Executive has not wholly or partially prevailed on at least one material issue in dispute. The amount of expenses eligible for reimbursement in one year pursuant to this Section shall not affect the amount of expenses eligible for reimbursement in any following year. Under no circumstances shall the Company’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter the Company’s obligation to reimburse Executive for eligible expenses on a current basis.

8. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any Affiliate of the Company, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any Termination of Executive’s Employment during the Termination Period shall be subject to all of the provisions of this Agreement.

9. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any Change in Control or other merger, consolidation, statutory share exchange, sale of substantially all the assets or similar form of corporate transaction involving the Company (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company hereunder. For purposes of clarity only, a corporation acquiring substantially all of the assets of the Company shall be a “surviving corporation” for purposes of the preceding sentence.

(b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any parent corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company and Parent hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder, with the event of Good Reason occurring on the date on which such Business Combination becomes effective.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

10. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, addressed as follows:

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

If to the Company or Parent:

Emmis Operating Company

40 Monument Circle

Suite 700

Indianapolis, Indiana 46204

Attn.: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Executive’s Employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

11. Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments and provide any benefits pursuant to this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company; provided, however, that if any such other agreement or plan would provide Executive with a greater payment or more or longer benefits in respect of any particular item described hereunder (e.g., severance, welfare benefits), then Executive shall receive such particular item of payment and/or benefit pursuant to such other agreement or plan, in lieu of receiving that particular item pursuant to this Agreement; and provided further, retention bonuses and/or completion bonuses shall not be considered severance pay for purposes of this Section. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable and benefits provided to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana by three arbitrators in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

12. Employment by Affiliates of the Company. Employment by the Company for purposes of this Agreement shall include employment by any Affiliate.

13. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a Termination of Employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9(c) and 11 shall survive the termination of this Agreement.

14. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF INDIANA. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17. Termination of Parent CIC Agreement; Replacement. The Parent CIC Agreement is hereby terminated and replaced in its entirely by this Agreement; and the Parent CIC Agreement shall be of no further force and effect.

[signatures appear on the following page(s)]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

EMMIS OPERATING COMPANY

By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer
Date: March 8, 2012

EXECUTIVE

Richard F. Cummings
/s/ Richard F. Cummings
Date: March 8, 2012

Parent hereby acknowledges and agrees to (i) perform all of its obligations hereunder, including without limitation obligations with respect to the Board hereunder and with respect to Stock and all options, stock appreciation rights, and/or other stock rights held by Executive; and (ii) termination of the Parent CIC Agreement.

EMMIS COMMUNICATIONS CORPORATION

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer
Date: March 8, 2012